SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                   JULY 26, 2007
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 8,727,100 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 8,727,100 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,727,100 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         10.55%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 8,727,100 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 8,727,100 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,727,100 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         10.55%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 461,130 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 461,130 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         461,130 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.56%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 461,130 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 461,130 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         461,130 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.56%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,188,230 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 9,188,230 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,188,230 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.11%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 8,727,100 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 461,130 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 139,000 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              9,188,230 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 139,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,188,230 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,327,230 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.28%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 1,600 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 137,400 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              9,188,230 (1)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,188,230 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,188,230 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.11%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              9,194,830 (1)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,194,830 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,194,830 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.12%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 9,188,230 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 6,600 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 137,400 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 137,400 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         137,400 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.17%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 6,600 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 6,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,600 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.01%**
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

** Denotes less than.

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

CUSIP No. 512815101                                          Page 11 of 26 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 120
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 120
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         120
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.01%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

                                                             Page 12 of 26 pages

         This Amendment No. 3 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006 and July 19, 2006. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2(a) is hereby amended and restated in its entirety as follows:

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Phoebe Snow Foundation, Inc., a California corporation ("PS Foundation"), The Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation") and Eli J. Weinberg ("EJW"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, PS Foundation, Patterson Foundation and EJW are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

         The following subsections are hereby added to Item 2(b)-(c) in appropriate alphabetical order as follows:

         PATTERSON FOUNDATION

         Patterson Foundation is a California corporation, the principal purpose of which is to be a private, grant-making charitable entity. WJP and his wife, Elizabeth R. Patterson, are the controlling persons, directors and executive officers of Patterson Foundation. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to WJP is set forth herein. The principal business address of Patterson Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Patterson's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Patterson's present principal occupation is homemaker.

         PS FOUNDATION

         PS Foundation is a California corporation, whose principal purpose of which is to be a private, grant-making charitable entity. The principal business address of PS Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, sole director and controlling person of PS Foundation, is set forth herein.

                                                             Page 13 of 26 pages


         EJW

         EJW's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as a principal for SPO Partners & Co.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $396,252,898
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $20,047,591
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $93,010
WEO                            Not Applicable                        Not Applicable
WJP                            Not Applicable                        Not Applicable
PS Foundation                  Contributions from Shareholders       $7,988,193
Patterson Foundation           Contributions from Shareholders       $383,717
EJW                            Personal Funds                        $5,282

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 82,701,402 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on May 10, 2007.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 8,727,100 Shares, which constitutes approximately 10.55% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,727,100 Shares, which constitutes approximately 10.55% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 461,130 Shares, which constitutes approximately
0.56% of the outstanding Shares.

                                                             Page 14 of 26 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 461,130 Shares, which constitutes approximately 0.56% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,188,230
Shares in the aggregate, which constitutes approximately 11.11% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,327,230 Shares, which constitutes approximately 11.28% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,188,230 Shares, which constitutes approximately 11.11% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,194,830 Shares, which constitutes approximately 11.12% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 137,400 Shares, which constitutes approximately 0.17% of the outstanding Shares.

                                                             Page 15 of 26 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 6,600 Shares, which constitutes less than 0.01% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 120 Shares, which constitutes less than 0.01% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,727,100 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,727,100
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 461,130 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 461,130 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,188,230 Shares in the aggregate.

                                                             Page 16 of 26 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,188,230 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,600 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 137,400 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,188,230 Shares held by SPO and SFP in the aggregate.

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 9,188,230 Shares held by SPO and SFP in the aggregate. In addition, WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 6,600 Shares held by the Patterson Foundation.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 137,400 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,600 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 120 Shares.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

                                                             Page 17 of 26 pages

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Power of Attorney

                                                             Page 18 of 26 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated July 30, 2007                         By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(2)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(2)
                                           ELI J. WEINBERG(2)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                           (2) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity is filed as
                                           Exhibit B.

                                                                                          Page 19 of 26 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON            TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------       -----------       ----      ---------      ---------    --------------------

SPO Partners II, L.P.             7/26/2007         Buy        7,083         58.0000      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy           24         58.0100      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          433         58.0200      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          289         58.0300      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          457         58.0400      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy           96         58.0600      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy           96         58.0700      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy           72         58.0800      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          553         58.0900      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          404         58.1000      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          808         58.1100      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        1,203         58.1150      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy       20,194         58.1200      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          289         58.1225      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        1,781         58.1300      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          813         58.1400      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        5,417         58.1500      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        1,604         58.1600      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          994         58.1700      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          576         58.1800      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        1,084         58.1900      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy          192         58.1950      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        1,905         58.2000      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy           24         58.2050      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        1,683         58.2100      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        1,316         58.2200      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        2,269         58.2300      Open Market/Broker

                                                                                          Page 20 of 26 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON            TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------       -----------       ----      ---------      ---------    --------------------

SPO Partners II, L.P.             7/26/2007         Buy          873         58.2400      Open Market/Broker

SPO Partners II, L.P.             7/26/2007         Buy        3,268         58.2500      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy        4,392         58.0000      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy           15         58.0100      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          268         58.0200      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          179         58.0300      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          283         58.0400      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy           60         58.0600      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy           60         58.0700      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy           45         58.0800      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          343         58.0900      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          251         58.1000      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          501         58.1100      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          746         58.1150      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy       12,522         58.1200      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          179         58.1225      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy        1,104         58.1300      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          504         58.1400      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy        3,359         58.1500      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          995         58.1600      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          616         58.1700      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          357         58.1800      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          672         58.1900      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          119         58.1950      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy        1,181         58.2000      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy           15         58.2050      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy        1,044         58.2100      Open Market/Broker

                                                                                          Page 21 of 26 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON            TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------       -----------       ----      ---------      ---------    --------------------

San Francisco Partners II, L.P.   7/26/2007         Buy          816         58.2200      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy        1,407         58.2300      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy          542         58.2400      Open Market/Broker

San Francisco Partners II, L.P.   7/26/2007         Buy        2,025         58.2500      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy       16,960         58.0000      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy           57         58.0100      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        1,036         58.0200      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy          690         58.0300      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        1,095         58.0400      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy          230         58.0600      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy          230         58.0700      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy          173         58.0800      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        1,324         58.0900      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy          967         58.1000      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        1,935         58.1100      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        2,879         58.1150      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy       48,349         58.1200      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy          690         58.1225      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        4,264         58.1300      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        1,947         58.1400      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy       12,968         58.1500      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        3,840         58.1600      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        2,379         58.1700      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        1,380         58.1800      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        2,597         58.1900      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy          462         58.1950      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        4,562         58.2000      Open Market/Broker


                                                                                          Page 22 of 26 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON            TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------       -----------       ----      ---------      ---------    --------------------

Phoebe Snow Foundation, Inc.      7/26/2007         Buy           57         58.2050      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        4,031         58.2100      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        3,152         58.2200      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        5,433         58.2300      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        2,091         58.2400      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/26/2007         Buy        7,821         58.2500      Open Market/Broker

The Elizabeth R. & William J.     7/26/2007         Buy          812         58.0000      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy            3         58.0100      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           50         58.0200      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           33         58.0300      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           52         58.0400      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           11         58.0600      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           11         58.0700      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy            8         58.0800      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           63         58.0900      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           46         58.1000      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           93         58.1100      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          138         58.1150      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy        2,316         58.1200      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           33         58.1225      Open Market/Broker
   Patterson Foundation

                                                                                          Page 23 of 26 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON            TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------       -----------       ----      ---------      ---------    --------------------

The Elizabeth R. & William J.     7/26/2007         Buy          204         58.1300      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           93         58.1400      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          621         58.1500      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          184         58.1600      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          114         58.1700      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           66         58.1800      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          124         58.1900      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy           22         58.1950      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          219         58.2000      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy            3         58.2050      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          193         58.2100      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          151         58.2200      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          260         58.2300      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          100         58.2400      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/26/2007         Buy          377         58.2500      Open Market/Broker
   Patterson Foundation

John H. Scully's IRA              7/26/2007         Buy           13         58.0000      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.0200      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.0300      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.0400      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.0900      Open Market/Broker

                                                                                          Page 24 of 26 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON            TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------       -----------       ----      ---------      ---------    --------------------

John H. Scully's IRA              7/26/2007         Buy            1         58.1000      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.1100      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            2         58.1150      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           36         58.1200      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.1225      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            3         58.1300      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.1400      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           10         58.1500      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            3         58.1600      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            2         58.1700      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.1800      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            2         58.1900      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            3         58.2000      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            3         58.2100      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            2         58.2200      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            4         58.2300      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            2         58.2400      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            6         58.2500      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy          190         58.0000      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.0100      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           12         58.0200      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            8         58.0300      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           12         58.0400      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            3         58.0600      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            3         58.0700      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            2         58.0800      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           15         58.0900      Open Market/Broker

                                                                                          Page 25 of 26 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                   NUMBER OF      PRICE PER        WHERE/HOW
      REPORTING PERSON            TRANSACTION       TYPE      SHARES         SHARE ($)    TRANSACTION EFFECTED
---------------------------       -----------       ----      ---------      ---------    --------------------

John H. Scully's IRA              7/26/2007         Buy           11         58.1000      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           22         58.1100      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           32         58.1150      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy          543         58.1200      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            8         58.1225      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           48         58.1300      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           22         58.1400      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy          146         58.1500      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           43         58.1600      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           27         58.1700      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           15         58.1800      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           29         58.1900      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            5         58.1950      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           51         58.2000      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy            1         58.2050      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           45         58.2100      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           35         58.2200      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           61         58.2300      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           23         58.2400      Open Market/Broker

John H. Scully's IRA              7/26/2007         Buy           87         58.2500      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/27/2007         Buy          950         58.0000      Open Market/Broker

Phoebe Snow Foundation, Inc.      7/27/2007         Buy        2,850         58.5000      Open Market/Broker

The Elizabeth R. & William J.     7/27/2007         Buy           50         58.0000      Open Market/Broker
   Patterson Foundation

The Elizabeth R. & William J.     7/27/2007         Buy          150         58.5000      Open Market/Broker
   Patterson Foundation

                                                            Page 26 of 26 pages


                                                   EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Power of Attorney